                                                                                                                                EXHIBIT 99.1

$79 Million Order for ZAP (OTC BB: ZAAP) Electric Cars
Wednesday April 18, 7:00 am ET

ZAP is pleased to announce their largest order for consumer electric vehicles

SANTA ROSA, Calif., April 18, 2007 /PRNewswire-FirstCall/ -- Electric car pioneer ZAP (OTC Bulletin Board: ZAAP) has received an order for $79 Million from a Chicago-based start-up, The Electric Vehicle Company.

The Electric Vehicle Company (EVC) was founded with the goal of promoting economical non-polluting electric transportation. EVC is being funded by two hedge funds, Diversified Equity Funding, L.P. and Diversified Strategies Fund, LLC, which both have an investment interest in ZAP. EVC will focus on sales of electric vehicles to municipalities, distributors, university campuses, auto and recreational dealers, foreign countries and the military. Additionally, the company has the goal of developing the first retail chain committed to the sale of all electric vehicles. The two funds have committed the funding necessary to develop the marketing organization. The hedge funds will also provide financing for the purchase of ZAP vehicles by fleets and municipalities.

ZAP CEO Steve Schneider said the order is for ZAP’s electric cars, trucks and other vehicles. Schneider noted that EVC would receive an 8% discount if orders were filled within the next 12 months. The order is subject to meeting the performance criteria of EVC and certain terms of ZAP.

“We believe this order, which constitutes thousands of vehicles, is the largest order for consumer electric vehicles in history,” said Steve Schneider, CEO of publicly owned ZAP. “Many municipalities have been talking recently about mitigating greenhouse gas emissions, so we are grateful to be involved in this historic effort.”

Schneider noted that in March, large pension funds and business enterprises called for Congress to place limits on emissions of carbon dioxide and other gases blamed for global warming, the latest among several business-oriented groups to call for a national climate policy.

ZAP, the only full-line electric vehicle company in the US, made news recently with the sale of its XEBRA electric cars and trucks, the first vehicles designed for the US market by a Chinese automobile manufacturer. ZAP also recently announced an automotive business plan to design a new generation of high performance electric vehicles designed by Lotus Engineering.

About ZAP

Disclosure:

Larry Spatz, of EVC, has entered into a consulting agreement with ZAP in which he will utilize his relationships and expertise to assist in the company’s growth.

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. At the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, ethanol, hybrid and other innovative power systems, ZAP is developing a high-performance crossover SUV electric car concept called ZAP-X engineered by Lotus Engineering. The Company recently launched a new portable energy technology that manages power for mobile electronics, like cell phones and laptops. For more product, dealer and investor information, visit http://www.zapworld.com.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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    ZAP
    Media
    Alex Campbell
    707-525-8658 ext. 241
    acampbell@zapworld.com
    or
    Investors
    Sherri Haskell
    707-525-8658 ext. 232
    shaskell@zapworld.com

    Sonya Stay
    The Electric Vehicle Co.
    847-656-8100